Exhibit 21.1

List of Subsidiaries of UiPath, Inc. as of January 31, 2026

Company Name	Jurisdiction of Incorporation
UiPath Australia Pty Ltd	Australia
UiPath Austria GmbH	Austria
UiPath Belgium BVBA	Belgium
UiPath Brasil Consultoria Limitada	Brazil
UiPath Canada Operations Ltd.	Canada
UiPath Shanghai Technology Co., Ltd.	China
UiPath Limited (Hong Kong)	China (Hong Kong)
UiPath Denmark ApS	Denmark
UiPath Finland Oy	Finland
UiPath France SAS	France
UiPath GmbH	Germany
UiPath Robotic Process Automation India Private Limited	India
CloudElements Technologies India Private Limited	India
Peak Business Insight Private Limited	India
UiPath Israel LTD	Israel
UiPath Italy SRL	Italy
UiPath Kabushiki Kaisha	Japan
UiPath Mexico S. DE R.L. DE C.V.	Mexico
UiPath Netherlands Holding B.V.	Netherlands
UiPath Netherlands B.V.	Netherlands
UiPath Process Mining B.V.	Netherlands
UiPath Norway AS	Norway
UiPath Poland sp. z o.o.	Poland
UiPath SRL	Romania
UiPath Arabia for Information Technology LLC	Saudi Arabia
UiPath PTE LTD	Singapore
UiPath South Africa (Pty) LTD	South Africa
UiPath Korea Ltd.	South Korea
UiPath Spain S.L.	Spain
UiPath AB	Sweden
UiPath Switzerland GmbH	Switzerland
UiPath Ukraine LLC	Ukraine
UiPath FZ-LLC	United Arab Emirates (Dubai)
UiPath Ltd. (UK)	United Kingdom
Peak AI Ltd.	United Kingdom
The Conundrum IP LLC	United States of America (Delaware)
UiPath Ventures LLC	United States of America (Delaware)